NEWS RELEASE

For Immediate Release

For more information:
Michael T. Vea, Chairman, President and CEO — 812-464-9604
Charles A. Caswell, Chief Financial Officer — 812-461-5952
Gretchen A. Dunn, Shareholder Relations — 812-464-9677

INTEGRA BANK FOURTH QUARTER NET INCOME AT 28 CENTS PER SHARE

HIGHLIGHTS:

—Net Income — Rises 22.7% From Fourth Quarter 2002 and 4.6% From Previous Quarter

—Net Interest Income, Tax Equivalent Basis — Up 7.1% as Net Interest Margin Improves 7 basis points From Year Ago and 3 basis points From Previous Quarter

—Credit Quality Improves From Fourth Quarter 2002

—Positive Balance Sheet Growth Trends Continue — Loan Growth of 5.4% Fueled by Consumer and Mortgage — Valuable Core Deposits Up 6.2% from same quarter last year

EVANSVILLE, INDIANA — January 26, 2004 – Integra Bank Corporation (Nasdaq: IBNK), today reported that fourth quarter net income increased 22.7% from the same period a year earlier, fueled by consumer and mortgage loan growth, improved credit quality, a stronger net interest margin and improved fee revenue.

For the fourth quarter ended December 31, 2003, net income rose to $4.9 million, or $0.28 per diluted share, from $4.0 million, or $0.23 per share, for the fourth quarter of 2002, and was up 4.6% from the $4.7 million, or $0.27 per share, for the third quarter of 2003.

Net income for the full year totaled $17.8 million, or $1.03 per diluted share, compared to $20.3 million, or $1.18 per diluted share, in 2002.

Return on assets and return on equity for the fourth quarter improved to 0.65% and 8.33%, respectively, compared with 0.55% and 6.69% for the same period of 2002 and 0.62% and 7.88% in the third quarter 2003. For the year 2003, return on assets and return on equity were 0.60% and 7.56%, respectively, compared with 0.70% and 8.83%, respectively for 2002.

“This was a pivotal year in the evolution of Integra Bank and thanks in large part to the dedication of Integra’s team members, we are accomplishing what we set out to do,” said Michael T. Vea, Chairman, President and Chief Executive Officer. “We continue to be encouraged by Integra’s consistent improvement throughout 2003. This performance demonstrates that we have made significant progress in addressing the three key challenges facing Integra as we entered the year — growing our loans and low-cost deposits by extending our sales and service effectiveness, continued credit quality improvements as our credit culture evolves, and building our financial management capabilities as evidenced by improved expense management and net interest margin growth over the course of 2003. As we begin 2004, these accomplishments provide the foundation to expand our product offerings, provide solutions to our customers’ financial needs, consider new markets and continue towards optimizing our capital structure and balance sheet.”

Steady Balance Sheet Growth
 Total loan average balances grew $86 million in the fourth quarter compared to the same quarter a year ago, representing a 5.4% annualized growth rate. Loan growth was concentrated primarily in consumer and mortgage lending. Consumer loan average balances grew $48 million, or 14.9%. Compared with the third quarter of 2003, consumer loan average balances grew about $9 million, or 9.5% annualized. Mortgage loan average balances grew by $30 million, or 7.6%, from a year ago, and were up by $7 million from the third quarter representing an annualized growth rate of 6.9%. Commercial loan average balances grew $8 million, or 0.9% from the fourth quarter of 2002. Commercial loan average balances fell $10 million, or (4.2)% annualized compared with the third quarter.

For the 12-month period, total loan average balances grew $74 million, or 4.7%.

Valuable core deposit average balances, defined as demand deposit, money market and savings account balances, grew approximately $58 million from the same quarter a year ago to $985 million. This represents an increase of 6.2%. Compared with the third quarter, valuable core deposit average balances grew by $28 million, representing an annualized growth rate of 11.5%.

For the full year, average valuable core deposits balances grew to $956 million in 2003 from $919 million in 2002, an annual increase of 4.0%.

“Despite a challenging economic environment, both nationally and locally, we remained focused on our customers’ needs,” Vea said. “We concentrated this year on retail and business banking. The financial results reflect a balance between our customer focus, the economic environment, and our risk management discipline.”

Net Interest Income Improved
 Net interest income on a tax-equivalent basis totaled $19.9 million for the fourth quarter, a $1.3 million increase, or 7.1% increase over the fourth quarter of 2002. Net interest margin on a tax-equivalent basis rose 7 basis points to 2.90%. Compared with the third quarter, net interest income on a tax-equivalent basis rose $240 thousand, or 4.9% annualized, resulting in a net interest margin improvement of 3 basis points.

“I am very pleased with the progress we made this year in growing net interest income throughout 2003,” Vea said. “The improvement is due to a combination of pricing discipline on both the loan and deposit sides, growth in valuable core deposits, and improvements in our financial risk management capabilities.”

Net interest income on a tax-equivalent basis totaled $77.0 million in 2003 compared with $78.5 million in 2002. The decline is attributable to the impact of lower interest rates on Integra’s net interest income during the first two quarters of 2003.

Non-Interest Income
 Non-interest income for the quarter was $7.8 million compared with $9.9 million in the fourth quarter of 2002 and $8.6 million in the third quarter of 2003. Included in the totals, however, were securities gains of approximately $0.5 million, $3.2 million, and $1.2 million, respectively. Excluding these securities gains, fourth quarter adjusted non-interest income of $7.3 million compared with, $6.6 million for the fourth quarter of 2002 and $7.3 million for the third quarter of 2003. This represents a 9.6% increase in adjusted non-interest income over the year-ago quarter.

Also included in 2003 fourth quarter non-interest income is a $349 thousand recapture of previously recorded mortgage servicing rights valuation impairment compared with a $129 thousand mortgage servicing rights valuation charge in the year-ago fourth quarter. The mortgage servicing rights valuation reserve was zero at December 31, 2003.

Mortgage origination and secondary marketing related revenue were approximately $870 thousand lower in the 2003 fourth quarter compared to the third quarter. Stronger deposit fees, annuity and insurance income partially mitigated the impact of lower mortgage revenues in the quarter.

For the full year, non-interest income was $32.8 million compared with $36.3 million the prior year. Securities gains totaled $3.1 million and $9.1 million in each year, respectively. Adjusted non-interest income totaled $29.7 million in 2003, a 9.4% increase from $27.2 million in 2002. Included in the 2003 total is approximately $1.0 million related to a branch sale that occurred in the second quarter. The remaining increase is attributable to stronger deposit and service fees, stronger mortgage revenue and growth in insurance and annuity sales.

Non-Interest Expenses
 Non-interest expenses totaled $19.8 million in the fourth quarter of 2003 compared with $21.6 million in the fourth quarter of 2002 and $21.1 million in the third quarter of 2003. There were no debt extinguishment expenses incurred in the 2003 fourth quarter, while $2.3 million was incurred in the prior year’s fourth quarter and $1.2 million was incurred in the third quarter of 2003. Excluding the impact of debt extinguishment expenses, adjusted non-interest expense was $19.8 million in the current quarter; $19.3 million in the same quarter last year and $19.8 million in the third quarter of 2003. Adjusted non-interest expense was 2.7% higher in the fourth quarter than in the same quarter a year ago, but decreased at an annualized rate of 0.4% from the third quarter. Also included in non-interest expense in the fourth quarter is $0.5 million related to Low Income Housing Project (LIHP) investments. This compares to $0.2 million in expenses related to LIHP investments in the fourth quarter of 2002 and $0.6 million expensed in the third quarter of 2003.

Personnel expenses increased approximately $0.7 million in the fourth quarter over both the 2002 fourth quarter and the third quarter of 2003. This was driven primarily by a one-time additional salary accrual in the fourth quarter related employee payroll conversion from bimonthly to every other week. The increase also reflected an additional FAS 106 retirement benefit accrual that occurred in the quarter. These were partially offset by lower sales commissions for mortgage originators.

The Company lowered occupancy and processing expenses in the quarter due to several expense recovery initiatives.

Non-interest expense totaled $82.3 million in 2003 compared with $82.9 million in 2002. Excluding the impact of debt extinguishment expense, adjusted non-interest expense totaled $81.0 million in 2003 compared with $76.9 million in 2002. Included in the 2003 non-interest expense total is $1.2 million in expenses recognized by the Company from calling a $34.5 million Trust Preferred Security in the second quarter. In addition, expenses related to LIHP investments totaled $2.6 million in 2003 and $0.7 million in 2002.

Credit Quality Trends Improve over Fourth Quarter 2002
 Non-performing assets totaled $22.3 million at December 31, 2003 compared with $27.2 million at December 31, 2002 and $21.1 million at September 30, 2003. This represents a $4.9 million reduction from the fourth quarter of 2002, but a $1.2 million increase over the previous quarter. The increase in non-performing assets, in the fourth quarter 2003, is due to one loan that went 90 days past due on an interest payment.

The ratio of non-performing loans to total loans improved 31 basis points (bp) to 1.08% at December 31, 2003 from 1.39% at year-end 2002. This ratio increased 9 bp from September 30, 2003.

The allowance for loan losses to total loans remained at 1.50% at December 31, 2003, unchanged from the third quarter and compares to 1.53% as of December 31, 2002.

Fourth quarter net charge-offs were $1.1 million, or 26 bp of average loans, compared with $1.3 million, or 32 bp of average loans, for the fourth quarter of 2002 and $0.5 million, or 11 bp of average loans, for the previous quarter.

Provision for loan losses was $1.0 million in the fourth quarter compared with $1.4 million in the same quarter a year ago and $1.1 million in the previous quarter.

For the full year 2003, provision expense totaled $4.9 million compared with $3.1 million in 2002.

For the year, net charge-offs totaled $4.2 million, or 25 bp of average loans, compared with $2.4 million, or 15 bp of average loans, in 2002.

“The development of a stronger credit culture within Integra has been one of this year’s genuine bright spots,” Vea said. “Though we have made great progress on this front, we remain keenly aware of the economic challenges still present in many of our markets. As this culture continues to take root we look forward to using it as a competitive advantage to developing new products and accelerating response times to better serve our customers.”

Looking Forward
 “Our challenges were to extend our customer service and sales effectiveness, maintain the positive momentum in establishing a credit culture, and rebuild our financial management capabilities — all against a backdrop of a flat economy and historically low interest rates,” Vea commented. “We executed according to plan, evidenced by customer and account growth, improving credit metrics and growth in our net interest margin. The ability of Integra and our team members to execute successfully in this challenging environment gives me great optimism as we head into a new year.”

“Additionally, in 2003 we announced that we began work on building four new banking centers,” Vea continued. “This effort will continue to align our branch structure with the attractive growth opportunities in our region. The banking centers in Bowling Green, and Georgetown, Kentucky will open this quarter. The banking centers planned for Evansville, Indiana and Florence, Kentucky are on track to open in the second and fourth quarters of 2004, respectively.”

Integra Declares Dividend
 On December 17, 2003, Integra Bank Corporation’s Board of Directors declared a quarterly cash dividend in the amount of $0.235 per share, which was paid on January 7, 2004. The dividend produced an annualized dividend yield of 4.16% based on the December 16, 2003 closing price of Integra’s stock. Integra Bank Corporation has paid a dividend every year since 1923.

FIN 46
 During the fourth quarter of 2003, Integra adopted recently issued accounting pronouncements that resulted in the deconsolidation of a subsidiary that had issued approximately $18 million in trust preferred securities qualifying as Tier 1 regulatory capital in 2003. Debt to this subsidiary and another trust subsidiary is now included in long-term borrowings in the consolidated balance sheet. The Federal Reserve Bank and other regulatory agencies have reached no final conclusion on the continued qualification of trust preferred securities, but has indicated that until further notice, they will continue to count as Tier 1 regulatory capital.

Conference Call
 Integra executive management will hold a conference call to discuss the contents of this news release, as well as business highlights and financial outlook, on Tuesday, January 27, 2004, at 10:00 a.m. CDT. The telephone number for the conference call is 1-866-297-6391. The conference call also will be available by webcast within the Investor Relations section of the company’s website, www.integrabank.com, and will be accessible through the first quarter by calling 1-888-843-8996 (passcode 6773385#).

About Integra
 Headquartered in Evansville, Indiana, Integra Bank Corporation is the parent of Integra Bank N.A. With assets of $3.0 billion at December 31, 2003, Integra operates 73 banking centers and 134 ATMs at locations in Indiana, Kentucky, Illinois and Ohio. Integra is committed to providing the highest level of customer service to its retail, small business and corporate customers through its offices, ATMs and online banking services. For retail customers, Integra Bank N.A. offers telephone and Internet banking through its BANK ANYTIME service. Integra also offers BUSINESS BANKNET online banking for its business customers. Integra Bank Corporation’s common stock is listed on the Nasdaq National Market under the symbol IBNK. Additional information may be found at the company’s website, www.integrabank.com.

Safe Harbor
 This news release contains forward-looking statements within the meaning of the federal securities laws. These statements are provided to assist in the understanding of future financial performance and are based on current expectations and involve a number of risks and uncertainties. Actual results could materially differ from the results anticipated in any forward-looking statements. Factors that might cause such a difference include, but are not limited to, general, regional and local economic conditions which affect interest rates and net income, credit risks and risks of concentration (geographic and by industry) within the loan portfolio, the outcome of efforts to manage interest rate sensitivity within the balance sheet, competition, changes in regulations affecting financial institutions and other matters discussed in this news release. Integra Bank Corporation undertakes no obligation to release revisions to these forward-looking statements or to reflect events or conditions occurring after the date of this release.

Summary Operating Results Data
 Here is a summary of Integra Bank Corporation fourth quarter 2003 operating results:

Diluted net income per share of $0.28 for fourth quarter and $1.03 for the year ended December 31, 2003

•	Compared with $0.23, $0.25 and $0.27 for first, second and third quarters 2003

•	Compared with $0.23 for fourth quarter 2002

•	Compared with $1.18 for year 2002

Return on assets of 0.65% for fourth quarter and 0.60% for year 2003

•	Compared with 0.62% for third quarter 2003

•	Compared with 0.55% for fourth quarter 2002

•	Compared with 0.70% for year 2002

Return on equity of 8.33% for fourth quarter and 7.56% for year 2003

•	Compared with 7.88% for third quarter 2003

•	Compared with 6.69% for fourth quarter 2002

•	Compared with 8.83% for year 2002

Net interest margin (tax-equivalent) of 2.90% for fourth quarter and 2.87% for year 2003

•	Compared with 2.87% for third quarter 2003

•	Compared with 2.83% for fourth quarter 2002

•	Compared with 2.96% for year 2002

Allowance for loan losses of $25.4 million or 1.50% of loans at December 31, 2003

•	Compared with $25.5 million or 1.50% at September 30, 2003

•	Compared with $24.6 million or 1.53% at December 31, 2002

•	Equaled 138.9% of non-performing loans at December 31, 2003; 151.0% at September 30, 2003 and 110.1% at December 31, 2002

Non-performing loans of $18.3 million or 1.08% of loans at December 31, 2003

•	Compared with $16.9 million or 0.99% of loans at September 30, 2003

•	Compared with $22.4 million or 1.39% of loans at December 31, 2002

Annualized net charge-off rate of 0.26% for fourth quarter and 0.25% for year 2003

•	Compared with 0.11% for third quarter 2003

•	Compared with 0.32% for fourth quarter 2002

•	Compared with 0.15% for year 2002

INTEGRA BANK CORPORATION
UNAUDITED CONSOLIDATED BALANCE SHEETS
(In thousands except per share data)

	December 31,
ASSETS	2003	2002
Cash and due from banks	$66,285	$70,045
Federal funds sold and interest-bearing deposits in banks	8,658	488
Loans held for sale (at lower of cost or market value)	242	13,767
Securities available for sale	1,006,986	982,263
Loans:
Commercial loans	903,296	885,205
Consumer loans	372,962	326,259
Mortgage loans	423,430	394,691
Less: Allowance for loan losses	(25,403)	(24,632)

Net loans	1,674,285	1,581,523
Premises and equipment	54,563	53,537
Goodwill	44,839	44,159
Other intangible assets	10,309	11,928
Other assets	92,127	100,028

TOTAL ASSETS	$2,958,294	$2,857,738

LIABILITIES
Deposits:
Non-interest-bearing demand	$219,983	$213,405
Savings & interest checking	537,330	565,576
Money market	210,289	156,910
Certificates of deposit and other time deposits	845,028	846,057

Total deposits	1,812,630	1,781,948
Short-term borrowings	253,978	90,975
Long-term borrowings	638,698	606,851
Guaranteed preferred beneficial interests in the Corporation’s subordinated debentures	—	52,500
Other liabilities	19,996	92,864

TOTAL LIABILITIES	2,725,302	2,625,138
SHAREHOLDERS’ EQUITY
Preferred stock — 1,000 shares authorized — None outstanding
Common stock — $1.00 stated value — 29,000 shares authorized	17,311	17,291
Additional paid-in capital	125,789	125,467
Retained earnings	83,510	82,011
Unvested restricted stock	(292)	(147)
Accumulated other comprehensive income	6,674	7,978

TOTAL SHAREHOLDERS’ EQUITY	232,992	232,600

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,958,294	$2,857,738

INTEGRA BANK CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except for per share data)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2003	2003	2003	2003	2002
INTEREST INCOME
Interest and fees on loans and leases	$24,513	$25,300	$25,577	$25,438	$26,927
Interest and dividends on securities	10,698	10,024	10,328	10,726	10,888
Interest on loans held for sale	43	170	87	151	135
Interest on federal funds sold and other investments	15	12	19	14	132

Total interest income	35,269	35,506	36,011	36,329	38,082
INTEREST EXPENSE
Interest on deposits	6,601	7,026	7,961	8,407	9,673
Interest on short-term borrowings	357	419	461	403	411
Interest on long-term borrowings	9,463	9,648	10,098	10,029	10,552

Total interest expense	16,421	17,093	18,520	18,839	20,636

NET INTEREST INCOME	18,848	18,413	17,491	17,490	17,446
Provision for loan losses	1,000	1,110	1,600	1,235	1,383

Net interest income after provision for loan losses	17,848	17,303	15,891	16,255	16,063
NON-INTEREST INCOME
Service charges on deposit accounts	3,008	2,937	2,894	2,789	3,213
Trust income	516	509	504	506	513
Other service charges and fees	2,415	2,168	1,957	2,290	1,723
Securities gains	537	1,233	957	325	3,242
Other	1,318	1,735	2,575	1,620	1,172

Total non-interest income	7,794	8,582	8,887	7,530	9,863
NON-INTEREST EXPENSE
Salaries	8,350	7,519	7,395	7,621	7,593
Commissions and incentives	1,038	1,037	852	1,105	991
Other benefits	1,631	1,737	1,907	2,155	1,787
Occupancy	1,259	1,567	1,533	1,550	1,528
Equipment	1,088	1,087	1,078	1,108	1,106
Amortization of intangible assets	405	404	405	405	405
Debt prepayment fees	—	1,243	—	—	2,266
Loans held for sale expense	—	—	—	1	(56)
Low income housing expense	494	642	712	722	165
Other	5,563	5,854	7,096	5,704	5,787

Total non-interest expense	19,828	21,090	20,978	20,371	21,572

Income before income taxes	5,814	4,795	3,800	3,414	4,354
Income taxes (benefit)	945	141	(513)	(515)	385

NET INCOME	$4,869	$4,654	$4,313	$3,929	$3,969

Earnings per share:
Basic	$0.28	$0.27	$0.25	$0.23	$0.23
Diluted	0.28	0.27	0.25	0.23	0.23
Weighted average shares outstanding:
Basic	17,287	17,286	17,286	17,273	17,281
Diluted	17,310	17,303	17,287	17,274	17,281

INTEGRA BANK CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except for per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2003	2002	2003	2002
INTEREST INCOME
Interest and fees on loans and leases	$24,513	$26,927	$100,828	$111,299
Interest and dividends on securities	10,698	10,888	41,776	50,443
Interest on loans held for sale	43	135	451	1,717
Interest on federal funds sold and other investments	15	132	60	1,172

Total interest income	35,269	38,082	143,115	164,631
INTEREST EXPENSE
Interest on deposits	6,601	9,673	29,995	44,404
Interest on short-term borrowings	357	411	1,640	2,043
Interest on long-term borrowings	9,463	10,552	39,238	44,339

Total interest expense	16,421	20,636	70,873	90,786

NET INTEREST INCOME	18,848	17,446	72,242	73,845
Provision for loan losses	1,000	1,383	4,945	3,143

Net interest income after provision for loan losses	17,848	16,063	67,297	70,702
NON-INTEREST INCOME

Service charges on deposit accounts	3,008	3,213	11,628	11,135
Trust income	516	513	2,035	2,041
Other service charges and fees	2,415	1,723	8,830	7,338
Securities gains	537	3,242	3,052	9,098
Other	1,318	1,172	7,248	6,669

Total non-interest income	7,794	9,863	32,793	36,281
NON-INTEREST EXPENSE

Salaries	8,350	7,593	30,885	29,844
Commissions and incentives	1,038	991	4,032	2,497
Other benefits	1,631	1,787	7,430	6,484
Occupancy	1,259	1,528	5,909	5,586
Equipment	1,088	1,106	4,361	4,474
Amortization of intangible assets	405	405	1,619	1,622
Debt prepayment fees	—	2,266	1,243	5,938
Loans held for sale expense	—	(56)	1	2,677
Low income housing expenses	494	165	2,570	653
Other	5,563	5,787	24,217	23,102

Total non-interest expense	19,828	21,572	82,267	82,877

Income before income taxes	5,814	4,354	17,823	24,106
Income taxes	945	385	58	3,778

NET INCOME	$4,869	$3,969	$17,765	$20,328

Earnings per share:
Basic	$0.28	$0.23	$1.03	$1.18
Diluted	0.28	0.23	$1.03	$1.18
Weighted average shares outstanding:
Basic	17,287	17,281	17,285	17,276
Diluted	17,310	17,281	17,300	17,283

INTEGRA BANK CORPORATION
SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA
(in thousands, except per share data)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2003	2003	2003	2003	2002
EARNINGS DATA
Net Interest Income (tax-equivalent)	$19,864	$19,624	$18,779	$18,780	$18,548
Net Income	4,869	4,654	4,313	3,929	3,969
Basic Earnings Per Share	0.28	0.27	0.25	0.23	0.23
Diluted Earnings Per Share	0.28	0.27	0.25	0.23	0.23
Dividends Declared	.235	.235	.235	.235	.235
Book Value	13.46	13.39	13.85	13.60	13.45
Price/Earnings Ratio	19.80	17.93	17.16	18.39	19.53
PERFORMANCE RATIOS
Return on Assets	0.65%	0.62%	0.59%	0.55%	0.55%
Return on Equity	8.33	7.88	7.25	6.78	6.69
Net Interest Margin (tax-equivalent)	2.90	2.87	2.77	2.84	2.83
Tier I Capital to Risk Assets	11.40	11.72	11.60	11.89	11.90
Capital to Risk Assets	13.16	13.49	13.37	13.14	13.16
Efficiency Ratio	71.62	72.08	77.03	76.84	75.10
AT PERIOD END
Assets	$2,958,294	$2,983,401	$2,993,642	$2,901,670	$2,857,738
Interest-Earning Assets	2,715,574	2,743,576	2,742,271	2,650,342	2,602,673
Loans	1,699,688	1,701,461	1,684,353	1,644,898	1,606,155
Deposits	1,812,630	1,807,156	1,813,334	1,799,321	1,781,948
Interest-Bearing Liabilities	2,485,323	2,513,860	2,509,476	2,434,144	2,318,869
Shareholders’ Equity	232,992	231,707	239,685	235,177	232,600
Unrealized Gains on Market Securities (FASB 115)	6,902	6,588	15,313	11,260	8,753
AVERAGE BALANCES
Assets	$2,977,521	$2,981,435	$2,953,075	$2,882,634	$2,857,291
Interest-Earning Assets (1)	2,717,691	2,710,641	2,684,065	2,621,959	2,597,096
Loans	1,696,288	1,690,072	1,673,775	1,622,599	1,609,853
Deposits	1,853,579	1,824,571	1,814,326	1,803,520	1,821,748
Interest-Bearing Liabilities	2,500,095	2,511,124	2,486,554	2,423,472	2,382,945
Shareholders’ Equity	231,960	234,418	238,584	234,866	235,450
Basic Shares	17,287	17,286	17,286	17,273	17,281
Diluted Shares	17,310	17,303	17,287	17,274	17,281

INTEGRA BANK CORPORATION
SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA-con’t
(in thousands, except per share data)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2003	2003	2003	2003	2002
ASSET QUALITY
Non-Performing Assets:
Non Accrual Loans (2)	$15,725	$15,687	$18,622	$18,806	$20,010
Loans 90+ Days Past Due	2,566	1,209	1,862	1,723	2,367

Non-Performing Loans (2)	18,291	16,896	20,484	20,529	22,377
Other Real Estate Owned	1,341	1,542	1,738	2,132	2,286
Investment Securities	2,692	2,679	2,420	2,396	2,536

Non-Performing Assets	$22,324	$21,117	$24,642	$25,057	$27,199

Allowance for Loan Losses:
Beginning Balance	$25,520	$24,862	$24,521	$24,632	$24,554
Provision for Loan Losses	1,000	1,110	1,600	1,235	1,383
Recoveries	352	651	703	630	839
Loans Charged Off	(1,469)	(1,103)	(1,962)	(1,976)	(2,144)

Ending Balance	$25,403	$25,520	$24,862	$24,521	$24,632

Ratios:
Allowance for Loan Losses to Loans	1.50%	1.50%	1.48%	1.49%	1.53%
Allowance to Non-performing Loans (2)	138.88	151.04	121.37	119.45	110.08
Non-performing Loans to Loans (2)	1.08	0.99	1.22	1.25	1.39
Non-performing Assets to Loans and Other Real Estate Owned (2)	1.31	1.24	1.46	1.52	1.69
Net Charge-Off Ratio	0.26	0.11	0.30	0.34	0.32
NET INTEREST MARGIN
Yields (tax-equivalent)
Loans	5.73%	5.93%	6.11%	6.32%	6.66%
Securities	4.59	4.43	4.60	4.83	4.89
Other Earning Assets	2.70	4.53	3.57	4.49	2.44

Total Earning Assets	5.29	5.37	5.54	5.75	5.99
Cost of Funds
Interest Bearing Deposits	1.61	1.74	1.99	2.14	2.38
Other Interest Bearing Liabilities	4.44	4.40	4.79	5.11	5.64
Total Interest Bearing Liabilities	2.61	2.70	2.99	3.15	3.44

Total Interest Expense to Earning Assets	2.39	2.50	2.77	2.91	3.16

Net Interest Margin	2.90%	2.87%	2.77%	2.84%	2.83%

(1)	Includes securities available for sale at amortized cost.

(2)	Includes non-performing loans classified as loans held for sale.

RECONCILIATION TABLE
(In thousands, except for per share data)

	Three Months Ended			% Change
	December 31,	September 30,	December 31,	Previous	Previous
	2003	2003	2002	Quarter	Year
Non-interest income as reported	$7,794	$8,582	$9,863	(9.18)	(20.98)
Less Securities gains	537	1,233	3,242	(56.45)	(83.44)

Adjusted non-interest income	$7,257	$7,349	$6,621	(1.25)	9.61

Non-interest expense as reported	$19,828	$21,090	$21,572	(5.98)	(8.08)
Less Debt prepayment expenses	—	1,243	2,266	(100.00)	(100.00)

Adjusted non-interest expense	$19,828	$19,847	$19,306	(0.10)	2.70

	Twelve Months Ended
	December 31,	December 31,	%
	2003	2002	Change
Non-interest income as reported	$32,793	$36,281	(9.61)
Less Securities gains	3,052	9,098	(66.45)

Adjusted non-interest income	$29,741	$27,183	9.41

Non-interest expense as reported	$82,267	$82,877	(0.74)
Less Debt prepayment expenses	1,243	5,938	(79.07)

Adjusted non-interest expense	$81,024	$76,939	5.31